Exhibit 5.1

                               RESKIN & ASSOCIATES

                                Attorneys At Law
                        Suite 400, The Marmaduke Building
                             520 South Fourth Avenue
                            Louisville, KY 40202-2577
                 Telephone 502-515-9200   Facsimile 502-515-9201
                          email: jreskin@marmaduke.com
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November 29, 2004

SaVi Media Group, Inc.
Anaheim, CA 92804

RE: REGISTRATION UNDER FORM S-8 RELATING TO THE SAVI MEDIA GROUP, INC. AMENDED 2004 STOCK OPTION PLAN

Ladies and Gentlemen:

In connection with the registration statement being filed by SaVi Media Group, Inc., a Nevada corporation (the "Company") on Form S-8 under the Securities Act of 1933, as amended, of an aggregate of 15,000,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to (i) the SaVi Media Group, Inc. Amended 2004 Stock Option Plan (the "Plan"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We are licensed to practice law in Kentucky but not Nevada or California, therefore, with your permission, we have assumed, with reasonable inquiry, that the Nevada General Corporation Law is substantially the same as the Kentucky Business Corporation Act for purposes herein.

Based upon the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Plan, and in accordance the Form S-8, the Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

We hereby consent to the filing of this opinion as an exhibit to the above-described registration statement.

Very truly yours,

Reskin & Associates

/s/ James A. Reskin


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